TERMINATION AGREEMENT, GENERAL RELEASE,

AND COVENANT NOT TO SUE

I. PARTIES AND DEFINITIONS:

A. Miller Petroleum, Inc., a Tennessee corporation (the "Company"); and

B. Cresta Capital Strategies, LLC, a New York limited liability company (the "Banker").

C. For purposes of this Agreement, the term "Affiliate" shall have that meaning ascribed to in the Securities Exchange Act of 1934, as amended.

D. The Parties acknowledge that the Company is closing a transaction with Atlas America LLC ("Atlas") and the purchase price paid by Atlas to the Company is currently being held in escrow with Citizens Bank, N.A. (the "Escrow Agent").

II. RECITALS:

A. The Company and the Banker are all the parties to that certain Investment Banking Agreement dated as of March 27, 2007 (the "Investment Banking Agreement"); and

B. The Company, on the one hand, and the Banker, on the other hand, are desirous of mutually and amicably terminating the Investment Banking Agreement and settling all claims and controversies between them, as more specifically set forth below, on the terms and conditions of this TERMINATION AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE (this "Agreement").

III. TERMINATION AND RELEASE:

In consideration of the mutual covenants set forth herein, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

A. Upon receipt of the payment by the Banker set forth in Section III(E)(1) and III(E)(3) of this Agreement, the Investment Banking Agreement shall be terminated and shall be deemed null and void and of no further force or effect whatsoever, and no Party shall have any rights whatsoever under the Investment Banking Agreement, except as explicitly provided for in this Agreement. In the event that the Banker does not receive any payments, then the Investment Banking Agreement shall remain in full force and effect.

B. (1) The Company, for itself and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives, does hereby forever release and discharge the Banker and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law, admiralty or equity, which the Company and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives ever had, now have or hereafter can, shall or may have, known or unknown, realized or unrealized, matured or unmatured, by reason of any act, transaction, or occurrence from the beginning of the world through and including the date of this Agreement.

(2) Upon receipt of the payment by the Banker set forth in Section III(E)(1) and III(E)(3) of this Agreement, the Banker, for itself and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives, shall forever release and discharge the Company and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law, admiralty or equity, which the Banker and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives ever had, now have or hereafter can, shall or may have, known or unknown, realized or unrealized, matured or unmatured, by reason of any act, transaction, or occurrence from the beginning of the world through and including the date of this Agreement, except for the obligations contained in this Agreement.

C. Each Party to this Agreement represents for itself and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives that it has not commenced and covenants that it will not at any time after execution of this Agreement commence any action, lawsuit, claim, or other legal

proceeding or file any charge or complaint with any federal, state, or local agency against any Party which it is releasing hereunder and the corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys and former representatives of any Party which it is releasing hereunder relating in any way to the Banking Agreements or any other act, transaction, or occurrence from the beginning of the world through and including the date of this Agreement except for the obligations contained in this Agreement.

D. Each Party to this Agreement represents and warrants that it has full and exclusive authority to release, discharge, and covenant not to sue every other Party which its is releasing hereunder or such other Party's corporate parents, operating divisions, subsidiaries, Affiliates, predecessors, officers, directors, agents, employees, attorneys or representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives, and that its has not assigned or transferred in any way any claims against such other Parties or against such other Parties' corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, officers, directors, agents, employees, attorneys or representatives, or former officers, former directors, former agents, former employees or former attorneys and former representatives.

E. In consideration of the promises, the Termination Agreement, the General Release, and the Covenant Not to Sue set forth in this Agreement, the Company agrees that it will pay to the Banker

(1) a cash amount equal to $600,000 payable via wire transfer upon the initial distributions from escrow by the Escrow Agent by 5 p.m. EST on Monday, June 16, 2008, time being of the essence, and in accordance with the terms and conditions set forth on Exhibit B, attached hereto. The Company represents and warrants that as of the date hereof, the Company is not negotiating with any individual and/or entity (or an Affiliate thereof) that does not appear on Exhibit A, attached hereto;

(2) a cash amount equal to 4.5% of the Total Consideration (defined below) paid or received by the Company or its Affiliates of any subsequent Business Combination, Equity Financing, and/or Fee Transaction (as defined in the Investment Banking Agreement) with a party set forth on Exhibit A, or such party's Affiliates, annexed hereto, provided that (except as specifically authorized by this Agreement) no compensation shall be payable pursuant to this Section E(2) in connection with any transaction with any of the following parties or any of their Affiliates: Atlas America, Atlas Energy, Atlas Pipeline Partners and Consol Energy/CNX Gas; and

(3) simultaneously with the payments to be made pursuant to Section E(1) above, the Company shall deliver to Banker a warrant, substantially in the form annexed hereto as Exhibit C, exercisable for three (3) years following the date of this Agreement, to acquire up to One Million (1,000,000) shares (the

"Shares") of the Company's common stock at a conversion price of One Dollar ($1.00) per Share.

provided that, in any instance set forth in (2) above, such closing must be with a party set forth on Exhibit A (or such party's Affiliates), and must occur on or before the 24-month anniversary of the date of this Agreement, it being the express intent of the Parties that in no event shall the Banker, or any of its respective members, managers, directors, officers, employees, agents or Affiliates be entitled to any fee or payment whatsoever in connection with a transaction with any party not set forth on Exhibit A, or their Affiliates, or with respect to any transaction where any closing took place after the 24-month anniversary of the date hereof.

For purposes of this Agreement, "Total Consideration" shall mean the total value of all cash, securities, or other property paid at the closing of a transaction to or by which the Company derives economic benefits in connection with a transaction or to be paid in the future with respect to such transaction plus any assumption, directly or indirectly (by operation of law or otherwise), of any liabilities or repayment of indebtedness associated with such transaction. In the event a transaction is consummated in one or more steps, any additional consideration paid in any subsequent step in the transaction shall be included in the definition of "Total Consideration."

F. Each Party to this Agreement agrees for itself and its corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives that it will not disparage any other Party or any other Party's corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives officer or employee in any way, or volunteer or provide information, make statements, declarations, or news releases about any alleged improper or unlawful acts or omissions by any other Party or by any other Party's corporate parents, operating divisions, subsidiaries, Affiliates, successors, predecessors, assigns, officers, directors, agents, employees, attorneys and representatives, or former officers, former directors, former agents, former employees, former attorneys or former representatives.

G. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. New York law shall govern the validity, effect, and interpretation of this Agreement. Each of the Parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for Nassau County, New York in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Nassau County, New York, or such District.

H. This document constitutes the entire understanding and agreement between the Company, on the one hand, and the Banker on the other hand. Any modification of this Agreement must be in writing and signed by all Parties. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, term, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be part of this Agreement.

I. Each Party understands that this Agreement constitutes the final agreement between the Company, on the one hand, and the Banker, on the other hand, and that all prior agreements between the respective Parties is hereby superseded. This Agreement supersedes any and all prior agreements or understandings, written or oral, between the parties hereto, pertaining to the subject matter hereof. Each Party acknowledges that it has relied on no promises, guarantees, representations, written or oral, expressed or implied, outside of this Agreement; rather, each party in entering into this Agreement relies solely on the terms of this Agreement and the legal remedies for breach of contract that may be available if a party fails to fulfill any obligations under this Agreement.

K. As a condition precedent to the enforceability and binding effect of this agreement on the Company, Cresta Capital Strategies, LLC shall cause its legal counsel to, on June 14, 2008, both email and fax a letter to Citizens Bank of Pennsylvania, which letter shall: retract the letter sent by counsel to the bank on behalf of Cresta Capital on June 13, 2008, advise the bank that Cresta is not asserting a claim against it, advise the bank that all disputes with the Company have been resolved and advise the bank that it is released from any obligations to hold funds on Cresta's behalf.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 14th day of June, 2008.

MILLER PETROLEUM, INC.

By: Deloy Miller

Name: Deloy Miller
Title: Chief Executive Officer

CRESTA CAPITAL STRATEGIES, LLC